UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 20, 2025

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Sunnova Energy International Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-38995	30-1192746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 East Greenway Plaza, Suite 540
Houston, Texas 77046
(Address, including zip code, of principal executive offices)

(281) 892-1588
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	NOVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to SLA Credit Agreement

On January 20, 2025, Sunnova EZ-Own Portfolio, LLC (“EZOP”), a wholly owned subsidiary of Sunnova Energy International Inc. (the “Company”) entered into that certain Amendment No. 7 to Second Amended and Restated Credit Agreement (SLA) (the “SLA Amendment”), which, among other things, further amends that certain Second Amended and Restated Credit Agreement, dated as of August 2, 2023 (as previously amended, the “SLA Credit Agreement”), by and among EZOP, certain other subsidiaries of the Company party thereto, the lenders and funding agents party thereto and Atlas Securitized Products Holdings, L.P., as administrative agent.

The SLA Amendment amended the SLA Credit Agreement to, among other things, (i) modify the definition of “Liquidity Reserve Account Required Balance” to provide that a Liquidity Reserve Step Up Event must be continuing for thirty (30) days before the Liquidity Reserve Account Required Balance is required to be increased (the "Liquidity Reserve Adjustment"), which provided relief until the next determination date from a Liquidity Reserve Step Up Event determination made in January 2025 based on a solar loan delinquency test which would have required approximately $7.0 million to be deposited in the Liquidity Reserve Account; (ii) add an Event of Default for the failure to complete one or more Takeout Transactions for 95% of the Eligible Solar Loans within sixty (60) days of the Amendment No. 7 Effective Date, (iii) require the application of amounts in the cashflow waterfall to be applied to repay, in full, the Advances (thereby preventing any payments at lower levels in the waterfall and preventing the distributions of cash by the Borrower), (iv) require the proceeds of Takeout Transactions to be applied to repay, in full, the Advances, (v) add an Event of Default for the failure to either restructure the Parent’s Affiliates that provide billing and collections services and O&M services or engage acceptable third-party vendors to provide back-up billing and collections services and O&M services by March 31, 2025, (vi) require, as a condition to borrowings, that each applicable Funding Agent shall have consented to such borrowing (other than borrowings for partially disbursed Substantial Stage Date Solar Loans and Final Stage Date Solar Loans), (vii) require Administrative Agent consent over any transfer or disposition of Solar Loans and Required Lender consent for any Takeout Transaction that does not result in full repayment, (viii) remove an Amortization Event related to maintaining a commitment to (and levels of origination of) Solar Loans and (ix) certain other amendments as set forth therein. As a condition precedent to the effectiveness of the SLA Amendment, $500,000 was deposited into the Liquidity Reserve Account.

The foregoing description of the SLA Amendment is qualified in its entirety by reference to the full text of the SLA Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1∞
Amendment No. 7 to Second Amended and Restated Credit Agreement (SLA), among Sunnova EZ-Own Portfolio, LLC, Sunnova SLA Management, LLC, Sunnova Asset Portfolio 7 Holdings, LLC, the Lenders party thereto, the Funding Agents party thereto and Atlas Securitized Products Holdings, L.P., as administrative agent, dated as of January 20, 2025.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).
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∞    Portions of this exhibit have been omitted in accordance with Items 601(a)(5) and 601(b)(10) of Regulation S-K. We agree to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNNOVA ENERGY INTERNATIONAL INC.

Date: January 24, 2025	By:	/s/ Eric Williams
Eric Williams
Executive Vice President and Chief Financial Officer